Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of NUKKLEUS INC. on Form S-4 Amendment No. 4, FILE NO. 333-264334, of our report dated March 31, 2022 (except for the effects of the restatement discussed in Note 2 as to which the date is August 9, 2022), which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Brilliant Acquisition Corporation as of December 31, 2021 and 2020, and for the years ended December 31, 2021 and 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLp

Marcum Asia CPAs LLp ( Formerly Marcum Bernstein & Pinchuk LLP ) New York, NY

November 2, 2022

www.marcumasia.com